Exhibit 99.2

FOR IMMEDIATE PRESS RELEASE

FC Global Realty Announces its Acquisition by Gadsden Growth Properties

Company combination could generate up to a combined $140 million in assets

WILLOW GROVE, PA — November 9, 2018 — FC Global Realty Incorporated (OTC: FCRE, “FC Global”) and Gadsden Growth Properties (a privately-held real estate investment corporation, “Gadsden”) today announced they have reached a definitive agreement to combine their two companies through a conversion and merger process. FCRE, a Nevada corporation, will convert into Gadsden Properties, Inc. (“GPI”), a Maryland corporation. Following that conversion, FC Global’s wholly-owned subsidiary FC Merger Sub, Inc., also a Maryland corporation, will merge with and into Gadsden, which will continue as the surviving corporation. The transaction is expected to close by the end of 2018, subject to the approval of shareholders from both companies, applicable regulatory requirements, and customary closing conditions.

This transaction will immediately boost FC Global’s real estate portfolio to an estimated $140 million, if all scheduled acquisitions are consummated, significantly increasing the size of its current $4 million real estate portfolio. This combination is anticipated to create a more expansive investment vehicle to strategically acquire, develop and manage real estate assets concentrated in the United States’ residential, hospitality and business sectors. Gadsden’s real estate and business experience in these sectors will provide the needed expertise to create and develop new real estate investment opportunities while maximizing shareholder value through consistent cash flows derived from the underlying real estate of the combined companies.

“FC Global has been in the process of developing and refining its focus in the real estate business since our conversion to a real estate investment operation in mid-2017,” stated Michael R. Stewart, Chief Executive Officer and Chief Financial Officer, FC Global Realty Incorporated. “Our goal is to maximize shareholder value through strategic real estate investments, and we believe merging with Gadsden is the best way to achieve that goal.” Mr. Stewart continued, “This transaction will create a newly formed company with a solid and flexible balance sheet, with growing cash flows that are anticipated to support sustainable earnings growth. Once the merger is completed, Gadsden will have the human capital, as well as a solid investment portfolio necessary to execute on its investment strategy of investing in and creating a high value real estate portfolio.”

Financial Transaction Details:

●	Gadsden stockholders will receive up to approximately 443 million shares of FC Global stock in exchange for their stock in Gadsden, subject to a number of adjustments as described in the merger agreement.

●	Secured committed financing of an additional $1.5 million from Opportunity Fund I-SS, to be invested upon the closing of the transaction.

●	Combined company will be headquartered in Scottsdale, Arizona

About FC Global Realty

FC Global Realty Incorporated (OTC Pink: FCRE; TASE: FCRE), founded in 1980, is transitioning from its former business as a skin health company to a company focused on real estate development and asset management, concentrating primarily on investments in and the management and development of income producing real estate assets.  FC Global’s objective is to generate current income and long-term net asset value growth using institutional best practices in evaluating its investments. Additional information about FC Global may be found online at www.fcglobalrealty.com.

About Gadsden

Gadsden Growth Properties, Inc. is a Maryland corporation that was formed on August 11, 2016.  Gadsden’s business strategy will focus on the acquisition, development and management of property across retail, medical office and mixed-use investment segments in secondary and tertiary cities in the United States, initially in California, Connecticut, and Utah. Gadsden intends to capitalize on the market mispricing in smaller properties, including under-capitalized, under-developed, distressed, or mismanaged properties, using the long-standing relationships that its senior management team has cultivated in the commercial real estate industry. Gadsden is a privately-held corporation and its securities do not trade on any marketplace.  Additional information about Gadsden may be found online at www.GadsdenREIT.com.

Additional Information and Where to Find It

In connection with the proposed transaction between FC Global and Gadsden, FC Global will file relevant materials with the SEC, including a registration statement on Form S-4 that will include a joint proxy statement of FC Global and Gadsden that also constitutes a prospectus of GPI, and a definitive joint proxy statement/prospectus will be mailed to stockholders of FC Global and Gadsden. INVESTORS AND SECURITY HOLDERS OF FC GLOBAL AND GADSDEN ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by FC Global through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by FC Global will be available free of charge within the Investors section of FC Global’s website at ww.fcglobalrealty.com.

No Offer or Solicitation

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in Solicitation

FC Global, Gadsden, and their respective directors and certain of their respective executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of FC Global is set forth in its proxy statement for its 2018 annual meeting filed with the SEC on October 25, 2018. Information about the directors and executive officers of Gadsden will be contained in the joint proxy statement/prospectus. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available.

Forward-Looking Statements

DISCLOSURE NOTICE: This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, related to FC Global, Gadsden and the proposed acquisition of Gadsden by FC Global. All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws. These forward-looking statements involve uncertainties that could significantly affect the financial or operating results of Gadsden, FC Global or the combined company, including the amount of total assets of the company or combined companies after any transaction. These forward-looking statements may be identified by terms such as anticipate, believe, foresee, expect, intend, plan, may, will, could and should and the negative of these terms or other similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, including future financial and operating results, plans, objectives, expectations and intentions and the anticipated timing of closing of the acquisition. In addition, all statements that address operating performance, events or developments that FC Global or Gadsden expects or anticipates will occur in the future, including statements relating to creating value for stockholders, benefits of the proposed transactions to customers, vendors, employees, stockholders and other constituents of the combined company, integrating the two companies, cost savings and the expected timetable for completing the proposed transaction, are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary stockholder approvals) in the anticipated timeframe or at all; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business, contractual and operational relationships; the unfavorable outcome of any legal proceedings that have been or may be instituted against FC Global, Gadsden or GPI; failure to protect proprietary or personally identifiable data against unauthorized access or unintended release; the ability to retain key personnel; negative effects of this announcement or the consummation of the proposed acquisition on the market price of the capital stock of FC Global, and on FC Global’s and Gadsden’s operating results; significant transaction costs, fees, expenses and charges; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; and competitive developments.

A further description of risks and uncertainties relating to FC Global can be found its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov, and additional risks and uncertainties relating to FC Global, Gadsden and the Merger will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available.

Neither FC Global nor Gadsden assumes any obligation to update the forward-looking statements contained in this document as the result of new information or future events or developments.

Investor Inquiries

FC Global Realty:

Michele Pupach

(215) 830-1430

Gadsden Growth Properties:

Mary Jensen

IRRealized, LLC

(310) 526-1707